Results of Annual Meeting of Stockholders

ANNUAL MEETING

The fund held its Annual Meeting of Stockholders on April 24, 2009.
At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

 Election of Directors
                                                            TOTAL VOTING
                                                   NON-         AND
                                      VOTES       VOTING     NON-VOTING
NOMINEE               VOTES FOR      WITHHELD     SHARES       SHARES

Robert L. Friedman    27,728,532     1,456,985       0       29,185,517
Lawrence K. Becker    27,517,438     1,668,079       0       29,185,517
Jeswald W. Salacuse   27,427,942     1,757,575       0       29,185,517


At June 30, 2009, in addition to Robert L. Friedman,
Lawrence K. Becker and Jeswald W. Salacuse , the other directors of the Fund were as follows:


      Leslie H. Gelb
      J. Marc Hardy
      Stephane R. F. Henry
      Prakash A. Melwani
      Luis F. Rubio